Exhibit 10.74

PURCHASE AND SALE AGREEMENT

by and between

EPOCH SL VI, INC.
as Seller

and

AMERICAN RETIREMENT CORPORATION
as Buyer

Dated as of September 8, 2005

PURCHASE AGREEMENT

5.9.	Tanglewood Matter	11
5.10.	Non-Solicitation Agreement	12

SECTION 6. BUYER’S DUE DILIGENCE.		12
6.1.	Inspections	12
6.2.	Due Diligence Materials	12
6.3.	Review of Materials	13
6.4.	Inspection Period	13
6.5.	Title and Survey Review	13
6.6.	Required State of Title	14
6.7.	Property Sold “AS IS”.	15

SECTION 7. CONDITIONS TO CLOSING.		16
7.1.	Conditions to the Obligations of the Parties	16
7.2.	Conditions to the Obligations of Buyer	16
7.3.	Conditions to Obligations of Seller	16

SECTION 8. CLOSING.		17
8.1.	Time and Place of Closing	17
8.2.	Seller’s Closing Deliveries	17
8.3.	Buyer’s Closing Deliveries	18
8.4.	Delivery of Deposit Escrow Amount	19

SECTION 9. TERMINATION OF AGREEMENT; RIGHT TO PROCEED; DEFAULT.		19
9.1.	Termination	19
9.2.	Effect of Termination	19
9.3.	Right to Proceed	20
9.4.	Buyer Default	20
9.5.	Seller Default	20
9.6.	Casualty	20
9.7.	Condemnation	21

SECTION 10. SURVIVAL.		21
10.1.	Survival of Representations and Warranties	21
10.2.	Survival of Covenants	21

SECTION 11. INDEMNIFICATION.		21
11.1.	Indemnification by Seller	21
11.2.	Indemnification by Buyer	21
11.3.	Limitations on Indemnification	22
11.4.	Notice; Defense of Claims.	22

SECTION 12. MISCELLANEOUS.		24
12.1.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	24
12.2.	Bulk Sales Laws	24
12.3.	Notices	24
12.4.	Entire Agreement	25
12.5.	Assignability; Binding Effect	26
12.6.	Construction	26
12.7.	Execution in Counterparts	26

12.8.	Amendments and Waivers; Effect	26
12.9.	Third Party Beneficiaries	26
12.10.	Time of the Essence	27
12.11.	Use of Proceeds to Clear Title	27
12.12.	Submission not an Offer or Option	27
12.13.	Designee	27
12.14.	Severability	27
12.15.	Other Remedies	27
12.16.	Specific Performance	27
12.17.	Certain Defined Terms	28

Exhibits

Exhibit A	List of Facilities
Exhibit B	Legal Description of Land
Exhibit C	Form of Deposit Escrow Agreement
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Assignment and Assumption Agreement
Exhibit F	Form of Indemnification Escrow Agreement
Exhibit G	Form of FIRPTA Affidavit

Schedules
Schedule 1.1(d)	Vehicles
Schedule 1.1(e)	Resident Agreements
Schedule 1.1(f)	Service Contracts
Schedule 1.1(g)	Permits
Schedule 1.2(i)	Excluded Software
Schedule 1.2(k)	Specified Excluded Assets
Schedule 1.3(b)	Specified Assumed Liabilities
Schedule 3.6	Residents
Schedule 3.7	Litigation
Schedule 3.9	Facility Employees
Schedule 3.10	Employee Benefit Plans
Schedule 5.4(a)	Amounts Relating to Certain Facility Employees
Schedule 6.2(b)	Preliminary Title Evidence

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), entered into as of September 8, 2005, is by and between EPOCH SL VI, Inc., a Delaware corporation (“Seller”), and American Retirement Corporation, a Tennessee corporation (“Buyer”). Capitalized terms used in this Agreement without definition shall have the meanings given to such terms in Section 12.17 hereof.

W I T N E S S E T H

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell the facilities listed on Exhibit A attached hereto (each a “Facility” and collectively, the “Facilities”) and the other Subject Assets (as defined below) related thereto; and

WHEREAS, subject to the terms and conditions hereof, Buyer desires to purchase the Facilities and the other Subject Assets for the consideration specified herein;

NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1.   PURCHASE AND SALE.

1.1.  Subject Assets. Subject to the provisions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver to Buyer, at the Closing (as defined in Section 8.1 hereof), all of Seller’s right, title and interest to the properties, assets and businesses located at each of the Facilities of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, including, without limitation, the following assets, but excluding all Excluded Assets (collectively, the “Subject Assets”):

(a)  The land described in Exhibit B attached hereto (the “Land”) together with (i) all rights, privileges and easements appurtenant to the Land owned by Seller, including, without limitation, all minerals, oil, gas, and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water and water rights relating to the Land, any rights to any land lying in the bed of any existing dedicated street, road or alley adjoining the Land and to all strips and gores adjoining the Land, and any other easements, rights-of-way, or appurtenances used in connection with the beneficial use and enjoyment of the Land (collectively referred to as the “Appurtenances”); and (ii) all improvements and fixtures located on the Land (collectively, the “Improvements”; the Land, Appurtenances and Improvements are collectively referred to herein as the “Real Property”);

(b)  All fixed assets located at each Facility;

(c)  All personal property and interests owned by Seller including furniture, office equipment, computers and commercially available computer software programs (but not the Excluded Software) that are loaded on such computers located at the Facilities, communications equipment, storage tanks, spare and replacement parts, fuel, inventory, and all other tangible property, in each, case located at each Facility (collectively, the “Personal Property”);

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(d)  The vehicles listed on Schedule 1.1(d) (collectively, the “Vehicles”);

(e)  The residency agreements, leases, supervisory care agreements or other occupancy agreements relating to the Facilities listed on Schedule 1.1(e) (collectively, the “Resident Agreements”);

(f)  The service contracts and maintenance agreements or other contracts relating to the use, operation or maintenance of the Facilities, to the extent assignable, in each case, as listed on Schedule 1.1(f) (collectively, the “Service Contracts”; the Resident Agreements and the Service Contracts are collectively referred to as the “Purchased Contracts”);

(g)  All licenses and permits issued by Governmental Authorities relating to the ownership and operation of the Facilities, to the extent assignable, listed on Schedule 1.1(g) (collectively, the “Permits”);

(h)  With respect to each Facility, all bills and receipts, supplier information, rent rolls, resident lists, applications, records and resident files; and

(i)  To the extent assignable, each Facility’s telephone numbers and telephone directory listings.

1.2.  Excluded Assets. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, the following assets are expressly excluded from the purchase and sale contemplated hereby and from the Subject Assets (collectively, the “Excluded Assets”) and, as such, are not included in the assets conveyed hereby:

(a)  Seller’s cash and cash equivalents;

(b)  Seller’s bank deposits and bank accounts;

(c)  Seller’s prepaid expenses;

(d)  Seller’s accounts receivable;

(e)  Seller’s corporate franchise, general ledger, accounting records, Tax records, corporate seals, minute books, stock record books and such other records as have to do with the organization, maintenance and existence of Seller as a corporation;

(f)  All books, records, files and papers, whether in hard copy or computer format, used by Seller in connection with the Facilities, including, without limitation, employee handbooks, business forms, sales and promotional literature, manuals and data, sales and purchase correspondence;

(g)  Seller’s right, title and interest in and to each of (1) the name “EPOCH” or any derivation thereof; (2) all trade names, trademarks, service marks, symbols, logos and copyrights relating thereto, including, without limitation, all applications, registrations and renewals of any of the foregoing; and (3) all other proprietary and/or intellectual property rights relating to any of the foregoing (all of the items described in this clause (g) are collectively referred to as the “Brand”);

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(h)  Any items or materials, whether tangible or intangible, that contain, include, display or otherwise reference the Brand, including, without limitation, photographs, posters, pictures, representations, signs and promotional materials;

(i)  Any of the computer software programs set forth on Schedule 1.2(i) (collectively, the “Excluded Software”);

(j)  Any right of Seller under this Agreement or any other agreement, instrument or document executed in connection with this Agreement to which Seller is a party; and

(k)  The items set forth on Schedule 1.2(k).

1.3.  Assumed Liabilities. Subject to the provisions of this Agreement, from and after the Closing Date (as hereinafter defined), Buyer hereby assumes and agrees to pay, defend, discharge and perform as and when due and performable all of the following Liabilities (collectively, the “Assumed Liabilities”):

(a)  All Liabilities under each Purchased Contract that first arise after the Closing Date or for which Buyer received a credit against the Purchase Price pursuant to Section 2.2 ; and

(b)  All Liabilities specified on Schedule 1.3(b).

1.4.  Excluded Liabilities. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, except for the Assumed Liabilities, Buyer will not assume or be liable for any Liability of Seller resulting from, arising out of or otherwise relating to the Subject Assets, including any of the following (collectively, the “Excluded Liabilities”):

(a)  Any Liability of Seller, or with respect to the Facilities, that is not specifically enumerated as an Assumed Liability;

(b)  Any Liability of Seller under this Agreement or any other agreement, instrument or document executed in connection with this Agreement to which Seller is a party; and

(c)  Any Liability relating to the Excluded Assets.

SECTION 2.   PURCHASE PRICE.

2.1.  Purchase Price and Payment. The purchase price for the Subject Assets (the “Purchase Price”) shall be the sum of: (i) US$138,000,000.00 (the “Cash Consideration”), as such amount is adjusted at the Closing as provided in Section 2.2; and (ii) the assumption by Buyer of the Assumed Liabilities. Buyer shall cause the Cash Consideration to be paid as follows:

(a)  Deposit. Simultaneously with the execution of this Agreement, Buyer shall deposit with Chicago Title Insurance Company (the “Deposit Escrow Agent”) the sum of US$5,000,000.00 of the Cash Consideration (such amount of the Cash Consideration is referred to as the “Deposit”) to secure Buyer’s obligations under this Agreement. The Deposit Escrow Agent shall maintain the Deposit in an interest bearing money market account with an FDIC insured bank and the Deposit and all interest thereon (collectively, the “Deposit Escrow Amount”) shall be maintained by the Deposit Escrow Agent in such account and shall be disbursed pursuant to the terms and conditions of this Agreement and the Deposit Escrow Agreement attached hereto as Exhibit C (the “Deposit Escrow Agreement”).

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(b)  Payment at Closing. On the Closing Date, the Cash Consideration shall be paid as follows: (i) Buyer shall pay the Cash Consideration (other than the Deposit Escrow Amount and the Closing Escrow Amount (as defined below)) by wire transfer of immediately available federal funds to an account maintained by or on behalf of Seller, such account to be designated by written notice to Buyer not later than two (2) Business Days prior to the Closing Date (the “Designated Account”); (ii) Buyer shall pay the sum of US$1,380,000.00 of the Cash Consideration (the “Closing Escrow Amount”) by wire transfer of immediately available federal funds into the account described in the Indemnification Escrow Agreement (as defined below) (such account, the “Closing Escrow Account”); and (iii) the Deposit Escrow Agent shall pay the Deposit Escrow Amount by wire transfer of immediately available federal funds to the Designated Account. The Closing Escrow Amount will be available to satisfy only those amounts, if any, owed by Seller to the Buyer Indemnified Parties under Section 11 and in accordance with the terms of this Agreement and the Indemnification Escrow Agreement substantially in the form of Exhibit F attached hereto (the “Indemnification Escrow Agreement”).

2.2.  Prorations.

(a)  Prorations of Real Estate and Personal Property Taxes. All real and personal property Taxes attributable to the calendar year in which the Closing occurs shall be prorated and adjusted as of 11:59 p.m. Eastern Time on the day before the Closing Date as an adjustment at the Closing (regardless of whether such Taxes and special assessments are then due and payable or delinquent). If the real estate or personal property Tax statements for the fiscal year during which the Closing Date occurs are not finally determined, then the real estate or personal property Tax figures for the immediately prior fiscal year shall be used for the purposes of prorating real estate and personal property Taxes on the Closing Date, with a further adjustment to be made after the Closing Date as soon as such real estate or personal property Tax figures are finalized. All real estate special assessments shall be paid in full prior to Closing or out of Closing proceeds. Any real estate or personal property Tax refunds or proceeds (including interest thereon) on account of a favorable determination resulting from a challenge, protest, appeal or similar proceeding relating to real estate or personal property Taxes and assessments relating to the Real Property (i) for all Tax periods occurring prior to the applicable Tax period in which the Closing occurs shall be retained by and paid exclusively to Seller and (ii) for the applicable Tax period in which the Closing occurs shall be prorated as of the Closing Date after reimbursement to Seller and Buyer, as applicable, for all fees, costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred by Seller or Buyer, as applicable, in connection with such proceedings such that Seller shall retain and be paid that portion of such real estate or personal property Tax refunds or proceeds as is applicable to the portion of the applicable Tax period prior to the Closing Date and Buyer shall retain and be paid that portion of such real estate or personal property Tax refunds or proceeds as is applicable to the portion of the applicable Tax period from and after the Closing Date. Seller shall not settle any real estate or personal property Tax protests or proceedings relating to a time period subsequent to Closing without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. After the Closing, Buyer shall be responsible for and control any real estate or personal property Tax protests or proceedings for any period for which such Taxes are adjusted between the parties under this Agreement and for any later period. Buyer and Seller shall use commercially reasonable efforts to cooperate in pursuit of any such proceedings and in responding to reasonable requests of the other for information concerning the status of and otherwise relating to such proceedings; provided, however, that neither party shall be obligated to incur any out-of-pocket fees, costs or expenses in responding to the requests of the other.

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(b)  Prorations of Service Contracts. Prepaid or unpaid amounts under any Service Contract shall be prorated and adjusted as of the Closing Date.

(c)  Utilities. Seller shall cause all meters for electricity, gas, water, sewer or other utility usage at each Facility to be read on the Closing Date, and Seller shall pay all charges for such utility charges which have accrued on or prior to the Closing Date. If the utility companies are unable or refuse to read the meters on the Closing Date, all charges for such utility charges to the extent unpaid shall be prorated and adjusted as of the Closing Date based on the most recent bills therefor. If the meters cannot be read as of the Closing Date and, therefore, the most recent bill is used to prorate and adjust as of the Closing Date as an adjustment at the Closing, then to the extent that the amount of such prior bill proves to be more or less than the actual utility charges for the period in question, a further adjustment shall be made after the Closing Date as soon as the actual charges for such utilities are available.

(d)  Prorations of Income and Expenses. Collected rents and other charges for the then current and any future period and security or other forms of deposits (the full amount thereof and other charges with interest earned thereon, if any), service charges, and all other incidental expenses and charges paid by tenants of the Facilities under the Resident Agreements, in each case to the extent collected for the current period and any future periods, shall be apportioned, adjusted and prorated as of the Closing Date.

(e)  Estimates. In the event, on the Closing Date, the precise figures necessary for any of the foregoing adjustments are not capable of determination, then, those adjustments shall be made on the basis of good faith estimates of Seller and Buyer using currently available information, and final adjustments shall be made within 90 days after the Closing Date to the extent precise figures are determined or become available.

(f)  Adjustment Payments. The net amount of all adjustments to be made under this Section 2.2 shall be paid on the Closing Date in immediately available funds. All post-closing adjustments shall be made in immediately available funds.

(g)  Calculation of Prorations. All apportionments and prorations made hereunder shall be made based on the number of days of ownership of each Facility in the period applicable to the apportionment, with (1) Seller entitled to income and responsible for expenses for the period ending on the day immediately preceding the Closing Date and (2) Buyer entitled to income and responsible for expenses for the period beginning on the Closing Date and thereafter. Prorations of annual payments shall be made based on the number of days of ownership in the applicable annual period.

2.3.  Fees and Expenses.

(a)  Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

(b)  Buyer and Seller shall split equally (i) all sales, use, excise, real property and other transfer Taxes and charges applicable to the transfer of the Subject Assets to Buyer as contemplated by this Agreement, and all costs of obtaining or transferring permits, registrations, applications and other tangible and intangible properties incurred in connection with the transfer of the Subject Assets to Buyer; and (ii) all recording charges and fees applicable to the recordation of deeds and other instruments of transfer relating to the sale of the Facilities.

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(c)  Buyer and Seller shall each pay fifty percent (50%) of any escrow fees in connection with the transactions contemplated by this Agreement.

(d)  Buyer and Seller shall split equally the title insurance premiums for the title policies to be issued at Closing pursuant to the title commitments obtained by Buyer pursuant to Section 6.2; provided, that Buyer shall pay for any endorsements that it elects to obtain and for any title policies in favor of Buyer’s lenders.

(e)  Buyer shall pay for any surveys it obtains in connection with the transactions contemplated by this Agreement.

(f)  Buyer shall pay any mortgages or other similar Taxes in connection with the transactions contemplated by this Agreement.

SECTION 3.   REPRESENTATIONS AND WARRANTIES OF SELLER.

For purposes of this Section 3, the terms “Knowledge”, “to Seller’s Knowledge” and words of similar import means the actual knowledge of each Laurence Gerber, President and Chief Executive Officer of Seller, Joanna Cormac Burt, the Chief Operating Officer and Senior Vice President of Seller, Beth Anderson, Director of Acquisitions of Seller, and Debora Pfaff, Senior Vice President and Chief Financial Officer of Seller. Seller hereby represents and warrants to Buyer as follows:

3.1.  Organization and Power

. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to own or lease its properties and to carry on its business as currently conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

3.2.  Authority of Seller; Non-Contravention; Consents

(a)  Seller has the full corporate power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to this Agreement and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each such other agreement, document and instrument to which Seller is a party have been duly authorized by all necessary corporate action of Seller, and no other corporate action on the part of Seller is required in connection therewith. This Agreement and each agreement, document and instrument executed and delivered by Seller pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or is subject to general principles of equity.

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(b)  The execution, delivery and performance by Seller of this Agreement:

(i)  does not violate any provision of the organizational documents of Seller;

(ii)  does not violate any Laws applicable to Seller, or require Seller to obtain any approval, consent, or make any filing with, any Governmental Authority that has not been obtained or made; and

(iii)  does not and will not result in (1) a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Seller is a party or by which its properties are bound other than where any of the foregoing (either individually or in the aggregate) do not have a Material Adverse Effect, or (2) the creation or imposition of any Lien on any of the Subject Assets that will not be removed or discharged (or authorized for discharge) at the Closing.

3.3.  Real Property
(a)  All of the Real Property owned by Seller relating to the Facilities is described on Exhibit B.

(b)  Seller has not received any written notice from any Governmental Authority of any violation of any Law issued with respect to any of the Facilities that has not been corrected heretofore. Seller has not received any written notice of any pending or threatened condemnation of all or any portion of any of the Real Property.

3.4.  Personal Property.

(a)  Seller has good and marketable title to, or in the case of leased personal property has valid leasehold interests in, all Personal Property. None of the Personal Property is subject to any Liens other than (i) Permitted Liens and (ii) Liens to be released or otherwise discharged at or before Closing.

(b)  All leases of Personal Property are in good standing and are valid, binding and enforceable in accordance with their respective terms.

3.5.  Taxes. Seller is not a “foreign person” within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

3.6.  Residents.  Schedule 3.6 sets forth a complete and accurate list of all residents of the Facilities as of the date specified in such schedule.

3.7.  Litigation. Except as set forth in Schedule 3.7, there is no litigation or governmental or administrative proceeding or investigation pending or, to Seller’s Knowledge, threatened against Seller which may have a Material Adverse Effect or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

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3.8.  Compliance with Laws. Seller has not received any written notice of (i) a violation by Seller of any Law to which Seller is subject or (ii) any alleged violation by Seller of any Law to which Seller is subject, which, in either case, would have a Material Adverse Effect. Seller has delivered or otherwise made available to Buyer and/or its representatives true and accurate copies of the most recent health service agency surveys or inspection reports for each Facility.

3.9.  Facility Employees.  Schedule 3.9 sets forth a list of all employees (both full- and part-time) of Seller working at the Facilities and includes the following information with respect to each such employee: (i) the name of such employee and the date as of which such employee was originally hired by Seller, and whether the employee is on an active or inactive status; (ii) an indication of which Facility such employee works; (iii) such employee’s title; and (iv) such employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus potential (if any), severance pay potential, and any other compensation forms. The employees set forth on Schedule 3.9 are collectively referred to as the “Facility Employees”. Except for any employee handbook or policy maintained by or behalf of Seller, no Facility Employee is subject to a written employment agreement.

3.10.  Employee Benefit Programs.  Schedule 3.10 lists all stock or cash option plans, restricted stock plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements maintained by Seller for the benefit of the Facility Employees.

3.11.  Environmental Matters.  Seller has provided or otherwise made available to Buyer or its representatives copies of the most recent environmental site assessments commissioned by Seller regarding each of the Facilities.

3.12.  Finders Fees.  Seller has not incurred or become liable for any broker’s commission, finder’s fee or advisor’s fee relating to or in connection with the transactions contemplated by this Agreement other than a broker’s fee due to CLW Health Care Services Group pursuant to a separate agreement with Seller, which shall be paid by Seller.

3.13.  Financial Statements. Seller has made available to Buyer (i) the unaudited statements of income for each Facility for the fiscal years ended December 31, 2003 and December 31, 2004 (the “Annual Financial Statements”), and (ii) the unaudited statements of income for each Facility for the seven-month period ended July 31, 2005 (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) present fairly in all material respects the financial condition and results of operations of the Facilities for the periods covered thereby; (ii) have been prepared in accordance with generally accepted accounting principles in the United States of America consistently applied, except that (A) the Interim Financial Statements are subject to normal recurring year-end adjustments (which will not be material in the aggregate); (B) the Financial Statements do not contain footnotes; and (C) the Financial Statements have been adjusted for market-rate management fees and terms.

SECTION 4.   REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller as follows:

4.1.  Organization of Buyer.  Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has all power and authority to own or lease its properties and to carry on its business as currently conducted. Buyer is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Buyer.

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4.2.  Authority of Buyer; Non-Contravention; Consents

(a)  Buyer has the full power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each such other agreement, document and instrument to which Buyer is a party have been duly authorized by all necessary action of Buyer, and no other action on the part of Buyer is required in connection therewith. This Agreement and each agreement, document and instrument executed and delivered by Buyer pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or is subject to general principles of equity.

(b)  The execution, delivery and performance by Buyer of this Agreement:

(i)  does not violate any provision of the organizational documents of Buyer;

(ii)  does not violate any Laws applicable to Buyer, or require Buyer to obtain any approval, consent, or make any filing with, any Governmental Authority that has not been obtained or made; and

(iii)  does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, Lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Buyer is a party or by which its properties are bound other than where any of the foregoing (either individually or in the aggregate) do not have a material adverse effect on Buyer.

4.3.  Litigation. There is no litigation or governmental or administrative proceeding or investigation pending or, to its knowledge, threatened against Buyer which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

4.4.  Financial Ability. Buyer has unencumbered cash funds and other available financing in an amount equal to the sum of the Cash Consideration plus amounts sufficient to satisfy any other monetary obligations of Buyer under this Agreement. The consummation of the transactions contemplated by this Agreement are not subject, to or otherwise conditioned upon, Buyer and/or any Affiliate of Buyer obtaining financing of any kind from any source.

4.5.  Finders Fees. Buyer has not incurred or become liable for any broker’s commission, finder’s fee or advisor’s fee relating to or in connection with the transactions contemplated by this Agreement other than a fee due to Cohen & Steers Capital Advisors LLC, which shall be paid by Buyer.

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SECTION 5.   COVENANTS.

5.1.  Conduct of Business. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated (or deemed terminated) in accordance with Section 9 hereof, except as otherwise contemplated by this Agreement or with the prior written consent of Buyer, such consent not to be unreasonably withheld, delayed or conditioned, Seller shall, with respect to each Facility:

(a)  Conduct the business of such Facility in the ordinary course consistent with past practices;

(b)  Use commercially reasonable efforts to preserve intact the business organization and goodwill associated with such Facility;

(c)  Refrain from making any change in the compensation payable or to become payable to any employees, agents or independent contractors of such Facility other than compensation changes made by Seller in the ordinary course of business; and

(d)  Refrain from entering into any additional Service Agreements after the date hereof that are not terminable upon no more than 60 days notice without penalty.

5.2.  Authorization from Others. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated (or deemed terminated) in accordance with Section 9 hereof, except as otherwise expressly set forth in this Agreement, each party hereto shall use its commercially reasonable efforts to obtain all authorizations, consents and permits of others required to permit the consummation of the transactions contemplated by this Agreement.

5.3.  Notice of Default. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated (or deemed terminated) in accordance with Section 9 hereof, each party shall give written notice to the other party promptly after the occurrence of any event which would cause or constitute a material breach or material default of any of the representations, warranties or covenants set forth in this Agreement.

5.4.  Matters Relating to Facility Employees.

(a)  On or immediately prior to the Closing Date, (i) Seller shall terminate all Facility Employees and (ii) Buyer shall offer employment on an at-will basis to all such terminated Facility Employees. The parties hereto agree that Seller shall be responsible for making any applicable severance payments to such employees in respect of such terminations of employment in accordance with Seller’s employment policies and plans. Such terminations and offers may be conditioned upon consummation of the transactions contemplated hereby. Buyer shall assume all accrued (vested or unvested) vacation, personal time-off, and sick leave for those Facility Employees accepting employment with Buyer, and shall receive a corresponding credit therefor against the Cash Consideration in an amount equal to the amounts set forth on Schedule 5.4(a), which Seller shall deliver to Buyer within three (3) Business Days prior to the Closing Date and which shall set forth, with respect to each Facility Employee that is being hired by Buyer on or after the Closing Date, the amount of accrued (vested or unvested) vacation, personal time-off and sick leave for such Facility Employee.

(b)  Seller agrees that, for a period of one (1) year after the Closing Date, it shall not solicit for employment any Facility Employee or employ any Facility Employee, in each case, which accepted an offer of employment with Buyer (as contemplated by Section 5.4(a) above) and was actually employed by Buyer on or after the Closing Date.

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(c)  If within 90 days after the Closing Date, Buyer terminates the employment of any Facility Employee that Buyer employs, a Facility Employee resigns from his employment with Buyer or the employment of any Facility Employee otherwise ceases, and in connection with such termination, resignation or cessation, as the case may be, Buyer pays to such Facility Employee an amount less than the amount which Buyer is assuming hereunder with respect to such Facility Employee (as set forth on Schedule 5.4(a)), then Buyer shall pay to Seller the difference of such amounts.

5.5.  Access to Book and Records. For a period of six (6) years following the Closing Date, each party hereto shall afford the other party hereto (and such other party’s officers, directors, employees, attorneys, accountants and other authorized representatives of such party and its Affiliates) access, in a manner reasonably designed to minimize disruption to the operations of such party, upon reasonable notice and during normal business hours, to each party’s general ledger, accounting and financial records and minute books, whether in hard copy or computer format, and each party, its Affiliates and their respective officers, directors, employees, attorneys, accountants and other authorized representatives shall be permitted to make abstracts from, or copies of, all such items.

5.6.  Buyer Approvals. Within ten (10) Business Days after the date hereof, Buyer shall file complete applications with the applicable Governmental Authorities to receive all approvals, permits, licenses, certificates and consents required by applicable Law for Buyer’s acquisition and operation of the Facilities from and after the Closing Date (collectively, the “Buyer Approvals”). Buyer shall diligently seek to obtain and maintain all Buyer Approvals. Buyer shall keep Seller apprised of the status of the application process for all Buyer Approvals. Buyer hereby acknowledges and agrees that Seller has the right to contact such Governmental Authorities to discuss the status of such applications.

5.7.  Consummation of Agreement; Cooperation.

(a)  From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated (or deemed terminated) in accordance with Section 9 hereof, each of Seller and Buyer shall use their respective best efforts to perform and fulfill all conditions and obligations on its parts to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

(b)  From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated (or deemed terminated) in accordance with Section 9 hereof, each party hereto shall cooperate with all reasonable requests of the other party and such other party’s counsel in connection with the consummation of the transaction contemplated hereby.

5.8.  Further Assurances. Each of the parties hereto agrees to, after the Closing, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer the Subject Assets.

5.9.  Tanglewood Matter. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated (or deemed terminated) in accordance with Section 9 hereof, the following shall occur: (i) as soon as it is made available to Seller, Seller shall deliver to Buyer a copy the final written report of Stone Glazing Consulting regarding certain rain water infiltration matters relating to the Facility located in Houston, Texas (the “Tanglewood Report”); (ii) to the extent the Tanglewood Report expressly recommends that repairs are necessary at the Facility located in Houston, Texas solely on account of rain water infiltration at such Facility (the “Tanglewood Matter”), Seller shall solicit bids for such repair work indicated in the Tanglewood Report; (iii) to the extent practicable, Seller shall commence making such repairs; (iv) if such repairs have been completed prior to Closing, the Cash Consideration shall be increased dollar-for-dollar for the amounts of such repairs in excess of US$500,000.00; and (v) if such repairs have not been completed prior to Closing, Seller shall pay for up to US$500,000.00 of such repairs (less any amounts that Seller has actually paid or has been otherwise invoiced on account of such repairs on or to the Closing Date). In connection with the payment for such post-Closing repairs, Buyer shall provide Seller with written notice of such repairs and written information providing reasonable detail regarding the nature and substance of such repairs. The obligation to make payments for such post-Closing repairs set forth in this Section 5.9 shall be null and void and shall be of no further force or effect from and after the date that is one year after the Closing Date. Seller shall keep Buyer informed as to the status of such repairs relating to the Tanglewood Matter, and Seller and Buyer shall reasonably cooperate with each other regarding matters relating to the Tanglewood Matter.

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5.10.  Non-Solicitation Agreement. From the date hereof until the earliest to occur of (1) the Closing Date, (2) the date on which this Agreement is terminated (or deemed terminated) in accordance with Section 9 hereof or (3) the date that is 30 days after the date hereof, Seller will not (and will not permit any Affiliate or any other person acting for or on behalf of Seller or of any Affiliate thereof): (i) offer for sale the Facilities or the Subject Assets (or any portion thereof) or any ownership interest of Seller; (ii) solicit offers to buy all or any portion of the Facilities or the Subject Assets or any ownership interest of Seller; (iii) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or looking toward a merger, business combination or consolidation of Seller; or (iv) enter into any agreement with any party (other than Buyer) with respect to the sale or other disposition of the Facilities or the Subject Assets (or any portion thereof) or any ownership interest in Seller or with respect to any merger, consolidation, business combination or similar transaction involving Seller.

SECTION 6.   BUYER’S DUE DILIGENCE.

6.1.  Inspections. Seller agrees that between, the date of this Agreement and the Closing Date, Buyer and its authorized agents or representatives shall be entitled to enter the Facilities during normal business hours upon reasonable advance notice to Seller (which may be oral) to make such physical, structural and mechanical investigations, studies and tests including, without limitation, surveys and engineering studies, as Buyer deems necessary or advisable. Notwithstanding anything contained in this Agreement, Buyer shall not conduct or allow any so-called Phase II Environmental Testing or other invasive testing of soil or groundwater on or under the Facilities without first obtaining Seller’s written consent. Buyer acknowledges that it has performed its business assessment (the “Business Assessment”) of the Facilities with respect to the locale of the Facilities, the leasing market for the Facilities and the financial status and operating revenues with respect to each Facility in connection with its determination of the Purchase Price (including but not limited to rental rates, leasing costs, vacancy and absorptions rates, land values, replacement costs, maintenance and operating costs, financing costs, etc.) and has satisfied itself with respect to such Business Assessment prior to the date of this Agreement.

6.2.  Due Diligence Materials.

(a)  Seller also agrees to provide or make available to Buyer information and materials reasonably requested by Buyer in the possession of Seller within five (5) Business Days of Buyer’s written request of same. Seller shall, during normal business hours, upon reasonable advance notice to Seller (which may be oral) make all books, records, plans, building specifications, contracts, agreements or other instruments or documents contained in Seller’s files relating to the operation and maintenance of the Facilities available to Buyer.

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(b)  Seller has delivered or otherwise made available to Buyer and/or its representatives the title insurance policies described in Schedule 6.2(b), together with copies of the recorded documents referenced therein (collectively, the “Existing Title Policies”), and the surveys described in Schedule 6.2(b) (the “Existing Surveys”; the Existing Title Policies and the Existing Surveys being collectively referred to herein as the “Preliminary Title Evidence”). The Preliminary Title Evidence represents the most recent title policies and surveys of the Facilities available to Seller.

6.3.  Review of Materials. Buyer shall have the right to commence and actively pursue such due diligence as it may deem prudent, including, without limitation, the following due diligence items with respect to the Facilities:

(a)  Obtain and review engineering reports on structural condition of the mechanical systems;

(b)  Obtain and review environmental reports on oil, hazardous waste, and asbestos;

(c)  Review of applicable zoning and other land use controls, and other permits, licenses, permissions, approvals and consents;

(d)  A physical examination of the Facilities and each and every component thereof; and

(e)  An examination of title and survey matters.

6.4.  Inspection Period. Buyer shall notify Seller no later than 5:00 p.m. Eastern Time on the date that is five (5) Business Days after the date hereof (such date is referred to as the “Inspection Period Expiration”) of the results of its physical diligence. In the event that Buyer’s physical due diligence shall reveal any material physical, mechanical or structural defects at a single Facility (other than any physical, mechanical or structural defects arising from or otherwise relating to the Tanglewood Matter) which are estimated to exceed an amount equal to 1% of the Cash Consideration to repair or replace, Buyer may elect, by written notice to Seller and the Deposit Escrow Agent (which notice shall state the nature of the physical, mechanical or structural defect), on or before the Inspection Period Expiration, and, if Seller has failed to cure or otherwise remedy such physical, mechanical or structural defect within 10 Business Days after the date on which Seller received such notice, not to proceed with the transaction described herein, in which event the Deposit Escrow Agent is hereby required to return the Deposit Escrow Amount in accordance with the Deposit Escrow Agreement and this Agreement shall be null and void without recourse to either party hereto except for any provisions that expressly survive termination of this Agreement. Buyer shall have no right to terminate this Agreement for reasons related to its Business Assessment of the Facilities, including but not limited to a change in the market assumptions utilized by Buyer in its analysis of the Facilities.

6.5.  Title and Survey Review

(a)  Buyer shall, prior to the Inspection Period Expiration, review the Preliminary Title Evidence. Prior to the Inspection Period Expiration Buyer will make such written objections to Seller (“Initial Title Objections”) to the form and/or contents of the Preliminary Title Evidence (other than objections to any Permitted Liens, which Buyer shall not have the right to object to) as Buyer may wish. Buyer’s failure to make Initial Title Objections with respect to a particular matter within such time period will constitute a waiver of any right to object with respect to a particular matter of Preliminary Title Evidence. Any matter shown on the Preliminary Title Evidence and not so objected to by Buyer shall be a “Permitted Exception” hereunder.

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(b)  Prior to the earlier of (i) the day that is five (5) Business Days after Buyer’s receipt of the Final Title Evidence (as hereinafter defined) or (ii) the date that is 21 days after the date hereof (the “Final Title Inspection Date”), Buyer shall also cause to be prepared for its behalf title insurance commitments relating to the Facilities, including such affirmative insurance and endorsements as Buyer may desire. Buyer may also cause to be prepared an ALTA/ACSM as built survey of the Real Property, certified to Buyer, the title insurance company, and any lender of Buyer. Such title commitments and surveys being referred to as the “Final Title Evidence”. Prior to the Final Title Inspection Date, Buyer will make such written objections to Seller (the “Final Title Objections”; the Final Title Objections and the Initial Title Objections being referred to collectively as the “Title Objections”) to the form and content of the Final Title Evidence as Buyer may wish, provided, however, that, except for the Initial Title Objections, Buyer shall not have the right to object with respect to matters shown on the Preliminary Title Evidence or with respect to any Permitted Liens. Buyer’s failure to make Final Title Objections with respect to a particular matter within such time period will constitute a waiver of any right to object with respect to particular matter of Final Title Evidence. Any matter shown on the Final Title Evidence and not so objected to by Buyer shall also be a “Permitted Exception” hereunder.

(c)  Seller will have until the Closing to cure the Title Objections, and shall use reasonable efforts to cure any and all Title Objections, other than Liens of an ascertainable amount created by Seller and mechanic’s or materialman’s Liens arising on or after Seller acquired title to the respective Facility (“Monetary Liens”) which Seller shall remove or cure by payment of funds from Closing or, with respect to mechanic’s Liens or materialman’s Liens by bonding off. At Seller’s election, the Closing shall be extended for a period of up to thirty (30) days to permit Seller to cure any such Title Objections (the “Cure Period”). Seller shall remove any encumbrances or exceptions to title which are created by, through or under Seller after the effective date of each title insurance commitments obtained by Buyer and which are not consented to by Buyer under the terms hereof. Buyer shall have the right to a dollar-for-dollar adjustment under Section 2.1(i) in favor of Buyer in the amount of any Monetary Liens which are unsatisfied and which have not been bonded over on the Closing Date. If the Title Objections are not cured prior to Closing, Buyer will have the option as its sole and exclusive remedy to (i) terminate this Agreement and receive a refund of the Deposit Escrow Amount in accordance with the Deposit Escrow Agreement or (ii) proceed to close without a reduction in the Purchase Price for any Title Objections uncured by Seller.

6.6.  Required State of Title. At the Closing, Seller shall convey to Buyer (or to Buyer’s nominee) fee simple title to all of the Real Property free and clear of any and all tenancies and other occupancies, Liens, encumbrances, conditions, easements, assessments, restrictions and other conditions, except for the following:

(a)  The Lien, if any, for real estate Taxes not yet due and payable or for any municipal betterments assessed after the date hereof;

(b)  The Resident Agreements;

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(c)  The Permitted Exceptions and Permitted Liens; and

(d)  Provisions of existing building zoning Laws.

6.7.  Property Sold “AS IS”.

(a)  Buyer acknowledges, represents and warrants that, except as expressly provided in this Agreement, (i) any information (“Information”) supplied or made available by or on behalf of Seller, whether written or oral, including, by way of example only and not limitation, in the form of maps, surveys, plats, soil reports, engineering studies, environmental studies, market studies, valuation reports, inspection reports, plans, specifications, or any other information whatsoever, without exception, pertaining to the Facilities and the other Subject Assets, any and all records, rent rolls, and other documents pertaining to the use and occupancy of the Facilities, income thereof, the cost and expenses of maintenance thereof, and any and all other matters concerning the condition, suitability, integrity, marketability, compliance with law, or other attributes or aspects of the Facilities, or a part thereof, is furnished to Buyer solely as a courtesy; (ii) THE INFORMATION IS PROVIDED, AND THE FACILITIES AND THE OTHER SUBJECT ASSETS ARE PURCHASED, ON AN AS-IS-WHERE-IS BASIS, AND SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE INFORMATION OR ANY FACILITY; and (iii) no representations, whether written or oral, have been made by or on behalf of Seller, or its agents, employees or representatives in order to induce Buyer to enter into this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges, warrants and represents to Seller that neither Seller nor its agents, employees or representatives have made any representations or statements, whether written or oral, to Buyer concerning the investment potential, operation or resale of the Facilities at any future date, at a profit or otherwise, nor has Seller or its agents, employees or representatives rendered any advice or expressed any opinion to Buyer regarding any Tax consequences of ownership of the Facilities or the other Subject Assets.

(b)  Buyer acknowledges, represents and warrants that as of the Closing Date, Buyer will be familiar with the Facilities and the other Subject Assets and will have made such independent investigations as Buyer deems necessary or appropriate concerning the Facilities and the other Subject Assets. If Buyer elects to proceed with the purchase of the Facilities and the other Subject Assets, any objections which Buyer may have with respect to the Facilities and the other Subject Assets shall be waived by Buyer. Except as expressly provided in this Agreement, Seller makes no representations or warranties and specifically disclaims any representation, warranty, or guaranty, oral or written, past, present or future with respect to the physical condition or any other aspect of the Facilities and the other Subject Assets, including, without limitation, the structural integrity of any Improvements, the manner, construction, condition, and state of repair or lack of repair of any of any Improvements, the conformity of any Improvements to any plans or specifications for the Facilities, including, but not limited to, any plans and specifications that may have been or which may be provided or otherwise made available to Buyer, the conformity of the Facilities to past, current or future applicable zoning or building code requirements or the compliance with any other Laws, the financial earning capacity or history or expense history of the operation of the Facilities and the other Subject Assets, the nature and extent of any right-of-way, lease, possession, Lien, license, reservation, condition, or otherwise, the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, susceptibility to landslides, sufficiency of undershoring, sufficiency of drainage, whether a Facility is located wholly or partially in a flood plain or a flood hazard boundary or similar area, the existence or non-existence of hazardous waste or other toxic materials of any kind (including, without limitation, asbestos) or any other matter affecting the stability or integrity of the Land and/or the Improvements.

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SECTION 7.   CONDITIONS TO CLOSING.

7.1.  Conditions to the Obligations of the Parties. The obligations of each party hereto to consummate the Closing are subject to the satisfaction that no judgment, injunction, order, ruling or decree issued by any Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and then be in effect (provided that the parties hereto shall use commercially reasonable efforts to have any such judgment, order, injunction, decree or ruling vacated or lifted), nor shall there have been any Law enacted, enforced or deemed applicable to the transactions contemplated by this Agreement which makes the consummation thereof illegal.

7.2.  Conditions to the Obligations of Buyer. The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following further conditions precedent, any of which may be waived by Buyer in its sole and absolute discretion:

(a)  Representations; Warranties; Covenants. Each of the representations and warranties of Seller contained in Section 3 hereof shall be true and correct in all material respects as though made on and as of the Closing; Seller shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Seller shall have delivered to Buyer a certificate of the President of Seller dated as of the Closing to such effect

(b)  Deliveries. Seller shall have delivered (or caused to be delivered) the items described in Section 8.2 hereof.

(c)  Buyer Approvals. Buyer shall have obtained all Buyer Approvals, or reasonably satisfactory evidence that all Buyer Approvals will be obtained in the future with an effective date as of the Closing Date in accordance with local custom or practice, all of which shall be in form and substance reasonably satisfactory to Buyer.

7.3.  Conditions to Obligations of Seller. The obligation of Seller to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following further conditions precedent, any of which may be waived by Seller in its sole and absolute discretion:

(a)  Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in Section 4 hereof shall be true and correct in all material respects as though made on and as of the Closing; Buyer shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Buyer shall have delivered to Seller a certificate of the President of Buyer dated as of the Closing to such effect.

(b)  Buyer Approvals. Buyer shall have obtained all Buyer Approvals, or reasonably satisfactory evidence that all Buyer Approvals will be obtained in the future with an effective date as of the Closing Date in accordance with local custom or practice, all of which shall be in form and substance reasonably satisfactory to Seller.

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(c)  Deliveries. Buyer shall have delivered (or caused to be delivered) the items described in Section 8.3 hereof.

SECTION 8.   CLOSING.

8.1.  Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall be held at the offices of Goodwin Procter LLP at Exchange Place, Boston, Massachusetts at a date and time fixed by mutual agreement of Buyer and Seller provided that such date shall be not later than the later of (a) the date that is 60 days after the date hereof, or (b) within five (5) Business Days after the date on which the conditions set forth in Section 7 have been satisfied or otherwise waived (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date.

8.2.  Seller’s Closing Deliveries. On the Closing Date, Seller shall deliver, or cause to be delivered, at its expense each of the following items to Buyer or its counsel:

(a)  Deeds. A deed in the customary form required for each jurisdiction in which each Facility is located (with covenants of title against grantor’s acts (e.g., special warranty)), executed and acknowledged by Seller, conveying to Buyer fee-simple title to the Real Property, as provided in Section 6.6 (individually and collectively, the “Deed”);

(b)  Bill of Sale. A bill of sale substantially in the form of Exhibit D attached hereto (the “Bill of Sale”), executed and acknowledged by Seller;

(c)  Assignment and Assumption Agreement. An assignment and assumption agreement substantially in the form of Exhibit E attached hereto (the “Assignment and Assumption Agreement”), executed and acknowledged by Seller;

(d)  Indemnification Escrow Agreement. The Indemnification Escrow Agreement, duly executed by each of Seller and the Closing Escrow Agent;

(e)  Certificates of Title; Leases. Certificates of title and leases (if applicable) for the Vehicles;

(f)  FIRPTA. An affidavit of Seller substantially in the form of Exhibit G attached hereto;

(g)  Termination of Management Agreements. Terminations, effective as of the Closing Date, of any existing management agreements with respect to any Facility;

(h)  Title Affidavits. Customary affidavits sufficient for the title company to delete any exceptions for parties in possession, mechanic’s or materialmen’s Liens from Buyer’s title policy and such other affidavits relating to such title policy as the title company may reasonably request;

(i)  Authority. A certificate by the Secretary of Seller certifying as to (i) the incumbency of the signatories authorized to execute the closing documents required to be executed by Seller on behalf of Seller and (ii) the resolutions adopted by the board of directors and stockholders of Seller approving of the sale of the Subject Assets as contemplated hereby;

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(j)  Closing Statement. A counterpart original closing statement duly executed by Seller setting forth the Cash Consideration, the closing adjustments (determined as provided in Section 2.2 hereof) and the application of the Cash Consideration as adjusted (the “Closing Statement”);

(k)  Rent Roll. A rent roll, certified by Seller as of a date that is within five (5) Business Days of the Closing Date, containing the following information with respect to each Facility: (i) the name of each resident at such Facility; (ii) the date rent has been paid through with respect to such resident; (iii) monthly minimum rent for such resident; (iv) estimated additional charges, if any with respect to such resident; and (v) the amount of any security deposit held on behalf of such resident;

(l)  Tenant Notices. Notices to residents of each Facility regarding the purchase and sale of the such Facility as contemplated by this Agreement;

(m)  Keys. Keys to all locks on Facilities in Seller’s possession or control, if any;

(n)  Tax Forms. Any and all transfer Tax returns, declarations of value or other documents required under applicable Law or necessary for recordation of the Deed; and

(o)  Other. Such other instruments as Buyer may reasonably request to effectuate the transaction contemplated by this Agreement without additional Liability or expense to Seller, provided that all such requests are received by Seller no later than two (2) Business Days before the Closing Date.

8.3.  Buyer’s Closing Deliveries. On the Closing Date, Buyer shall deliver, or cause to be delivered, at its expense each of the following to Seller or its counsel:

(a)  Assignment and Assumption Agreement. The Assignment and Assumption Agreement, executed and acknowledged by Buyer;

(b)  Indemnification Escrow Agreement. The Indemnification Escrow Agreement, duly executed by each of Buyer and the Closing Escrow Agent.

(c)  Closing Statement. The Closing Statement, executed by Buyer;

(d)  Cash Consideration. The Cash Consideration (other than the Deposit Escrow Amount and the Closing Escrow Amount) has been delivered into the Designated Account;

(e)  Closing Escrow Amount. The Closing Escrow Amount has been delivered into the Closing Escrow Account.

(f)  Other. Such other instruments as Seller may reasonably request to effectuate the transaction contemplated by this Agreement without additional Liability or expense to Buyer, provided that all such requests are received by Buyer no later than two (2) Business Days before the Closing Date.

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8.4.  Delivery of Deposit Escrow Amount. On the Closing Date, the Deposit Escrow Agent shall deliver or cause to be delivered the Deposit Escrow Amount to Seller pursuant to the terms of the Deposit Escrow Agreement.

SECTION 9.   TERMINATION OF AGREEMENT; RIGHT TO PROCEED; DEFAULT.

9.1.  Termination. This Agreement may be terminated as follows:

(a)  at any time before Closing, by written agreement of Buyer and Seller;

(b)  by Seller, if the Closing shall not have been consummated on or before December 15, 2005, by means of a written notice to Buyer, provided that such termination right shall not be available to Seller if Seller has failed to fulfill its obligations under this Agreement or if Seller’s actions or omissions have been a significant cause of the Closing not occurring on or before such date;

(c)  by Seller, on the one hand, or Buyer, on the other hand, by means of a written notice to the non-terminating party, if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction, provided that such termination right shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such order, decree or judgment;

(d)  by Buyer (provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) by means of a written notice to Seller if there has been a material breach by Seller of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (1) would result in a failure to satisfy the closing conditions contained in Section 7.2(a) and (2) has not been cured within ten (10) Business Days following receipt by Seller of notice of such breach;

(e)  by Seller (provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) by means of written notice to Buyer if there has been a material breach by Buyer of any representation, warranty, covenant or agreement set forth in the Agreement, which breach (1) would result in a failure to satisfy the closing conditions contained in Section 7.3(a) and (2) has not been cured within ten (10) Business Days following receipt by Buyer of notice of such breach;

(f)  by Seller pursuant to Section 9.4 hereof by means of a written notice to Buyer; or

(g)  by Buyer pursuant to Section 9.5 hereby by means of a written notice to Seller.

9.2.  Effect of Termination. Except as otherwise expressly provided herein, if this Agreement is terminated as permitted by Section 9.1, such termination shall be without Liability of any party hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, subject to the provisions of Section 9.4, nothing herein shall relieve any party from any Liability for any willful material breach of this Agreement. The provisions of Sections 2.3 (Fees and Expenses), 9.2 (Effect of Termination), 12.1 (Governing Law; Consent to Jurisdiction; Waiver of Jury Trial), Section 12.6 (Construction) and Section 12.16 (Specific Performance) shall survive any termination hereof pursuant to Section 9.1. In the event that this Agreement is terminated pursuant to Sections 9.1(a), (b), (c), (d) or (g), the Deposit Escrow Agent shall return the Deposit Escrow Amount to Buyer pursuant to the terms of the Deposit Escrow Agreement.

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9.3.  Right to Proceed.

(a)  Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 7.2 hereof have not been satisfied, Buyer shall have the right to proceed with the transactions contemplated hereby, provided, that, if Buyer proceeds with the transactions contemplated hereby, then Seller shall have no Liability to Buyer or any other Person on account of Seller’s failure to satisfy such conditions in Section 7.2 and the failure to satisfy such conditions shall be irrevocably waived.

(b)  Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 7.3 hereof have not been satisfied, Seller shall have the right to proceed with the transactions contemplated hereby, provided, that, if Seller proceeds with the transactions contemplated hereby, then Buyer shall have no Liability to Seller or any other Person on account of Buyer’s failure to satisfy such conditions in Section 7.3 and the failure to satisfy such conditions shall be irrevocably waived.

9.4.  Buyer Default. Anything in this Agreement to the contrary notwithstanding, if all of the conditions set forth in Section 7.2 have been satisfied and Buyer defaults in its obligation to close hereunder, then Seller shall have the right, in its sole discretion, to (i) terminate this Agreement and (ii) receive the Deposit Escrow Amount as liquidated damages, in lieu of all other remedies available to Seller at Law or in equity for such default. Seller and Buyer agree that the damages resulting to Seller as a result of such default by Buyer as of the date of this Agreement are difficult or impossible to ascertain and the liquidated damages set forth in the preceding sentence constitute Buyer’s and Seller’s reasonable estimate of such damages.

9.5.  Seller Default. Anything in this Agreement to the contrary notwithstanding, if all of the conditions set forth in Section 7.3 have been satisfied and Seller defaults in its obligations to close hereunder, then, within 90 days after the date of such default, Buyer shall have the right, in its sole discretion, to take any and all legal actions necessary to compel Seller’s specific performance hereunder (it being acknowledged that damages at Law would be an inadequate remedy), and to consummate the transaction contemplated by this Agreement in accordance with the provisions of this Agreement.

9.6.  Casualty. If any of the Facilities is damaged by fire or any other casualty (the cost for repair of which is reasonably estimated to exceed an amount equal to 5% of the Cash Consideration) and are not substantially restored to the condition immediately prior to such casualty before the Closing Date, Buyer shall have the following elections:

(a)  to acquire the Facilities in their then condition and pay the Purchase Price without regard to the casualty, in which event Seller shall pay over or assign to Buyer, at Closing, (i) all amounts recovered or recoverable by Seller on account of any insurance as a result of such casualty, less amounts reasonably expended by Seller for partial restoration; and (ii) an amount of money equal to Seller’s deductible; or

(b)  to terminate this Agreement in which event the Deposit Escrow Agent shall return the Deposit Escrow Amount to Buyer pursuant to the terms of the Deposit Escrow Agreement, this Agreement shall terminate and neither Seller nor Buyer shall have any recourse against the other.

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9.7.  Condemnation. If any portion of or interest in a Facility shall be taken or is in the process of being taken by exercise of the power of eminent domain or if any governmental authority notifies Seller prior to the Closing Date of its intent to take or acquire any portion of or interest in a Facility (each an “Eminent Domain Taking”), Seller shall give notice promptly to Buyer of such event and Buyer shall purchase the Subject Assets (including any Facility which is the subject of an Eminent Domain Taking) and pay the Cash Consideration without deduction or credit on account of such Eminent Domain Taking, and Seller shall pay over or assign to Buyer on delivery of the deed all awards recovered or recoverable by Seller on account of such Eminent Domain Taking, less any amounts reasonably expended by Seller in obtaining such award.

SECTION 10.   SURVIVAL.

10.1.  Survival of Representations and Warranties. Each of the representations and warranties set forth in Sections 3 and 4 hereof are material, shall be deemed to have been relied upon by the applicable party, shall survive the execution and delivery of this Agreement and the Closing for a period of 180 days after the Closing Date, regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

10.2.  Survival of Covenants. The respective covenants, agreements and obligations of the parties hereto (exclusive of their respective representations and warranties which shall survive as indicated in Section 10.1 above) set forth in this Agreement are material, shall be deemed to have been relied upon by the other party and shall, except as otherwise expressly set forth herein, survive the execution and delivery of this Agreement and the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

SECTION 11.   INDEMNIFICATION.

11.1.  Indemnification by Seller. Seller shall indemnify and hold harmless Buyer, its Affiliates and their respective officers, directors, members, partners and employees (individually, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against and in respect of any damages, liabilities, losses, Taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of attorneys, accountants and consultants), whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing (“Losses”), which may be sustained or suffered by any Buyer Indemnified Party arising out of or based upon any of the following matters:

(a)  any breach of any representation, warranty or covenant made by Seller in this Agreement, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach; and

(b)  any Excluded Liability.

11.2.  Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller, its Affiliates and their respective officers, directors, members, partners and employees (individually a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) from and against any Losses which may be sustained or suffered by any Seller Indemnified Party arising out of or based upon any of the following matters:

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(a)  any breach of any representation, warranty or covenant made by Buyer in this Agreement, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach; and

(b)  any Assumed Liability.

11.3.  Limitations on Indemnification.

(a)  Notwithstanding the provisions of Sections 11.1 and 11.2: (i) Seller shall not be liable for Losses under Section 11.1(a) hereof unless the aggregate amount of such losses for which the Buyer Indemnified Parties are entitled to be indemnified pursuant to such Section 11.1(a) exceeds US$500,000.00 (the “Seller Deductible”), at which time Seller shall be liable for all Losses sustained by the Buyer Indemnified Parties in excess of the Seller Deductible, subject to the other limitations set forth in this Section 11.3; (ii) Buyer shall not be liable for Losses under Section 11.2(a) hereof unless the aggregate amount of such Losses for which the Seller Indemnified Parties are entitled to be indemnified pursuant to such Section 11.2(a) exceeds US$500,000.00 (the “Buyer Deductible”), at which time Buyer shall be liable for all Losses sustained by the Seller Indemnified Parties in excess of the Buyer Deductible, subject to the other limitations set forth in this Section 11.3; (iii) the aggregate maximum liability of Seller for Losses under Section 11.1 shall not exceed the Closing Escrow Amount; and (iv) the aggregate maximum liability of Buyer for Losses under Section 11.2 shall not exceed US$1,380,000.00. Nothing contained in this Agreement shall (x) prevent any Person from pursuing remedies as may be available to it under applicable Law in the event of (A) any party’s failure to comply with its indemnification obligations hereunder or (B) a case of fraud, or (y) limit the ability of a party to seek injunctive or similar relief pursuant to Section 12.16. The amount of Losses shall be reduced by any Tax benefit actually realized and any insurance proceeds received, in each case, by a party (or its Affiliates) seeking indemnification under this Section 11.

(b)  Except in the case of fraud or as otherwise expressly provided in this Agreement, from and after the Closing, the sole and exclusive remedy with respect to any and all Losses relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 11 and the provisions of the Indemnification Escrow Agreement. Following the Closing, except in the case of fraud, the Liability of Seller under this Section 11 for any Losses and the right of the Buyer Indemnified Parties to seek indemnification for Losses under this Section 11 shall, in each case, be limited solely and exclusively to the Closing Escrow Amount.

(c)  Payment of the Closing Escrow Amount out of the Closing Escrow Account shall be governed by the terms and conditions of the Indemnification Escrow Agreement.

11.4.  Notice; Defense of Claims.

(a)  Any party seeking indemnification under Sections 11.1 or 11.2 hereof (the “Indemnified Party”) shall give prompt written notice to the party against whom indemnity is sought (the “Indemnifying Party”) of (i) the assertion of any claim by the Indemnified Party or (ii) the assertion by any Person of any claim, action, suit or proceeding alleging facts that, if proven true, would constitute a misrepresentation or breach of warranty by a party hereto; provided, that, the omission to so notify the Indemnifying Party promptly will not relieve the Indemnifying Party from any liability or obligation hereunder except to the extent that the Indemnifying Party shall have been actually prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

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(b)  With respect to third party claims, if within 20 days after receiving the notice described in clause (a) above, the Indemnifying Party gives written notice to the Indemnified Party stating that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of the Indemnified Party which consent shall not be unreasonably withheld, delayed or conditioned), and the Indemnified Party shall not be required to make any payment with respect to such claim, liability or expense as long as the Indemnifying Party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification hereunder. The Indemnifying Party shall have the right, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the Indemnifying Party’s obligation to indemnify the Indemnified Party therefor will be fully satisfied. The Indemnifying Party shall keep the Indemnified Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the Indemnified Party with all documents and information that the Indemnified Party shall reasonably request and shall consult with the Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the Indemnified Party (selected by the Indemnified Party) shall be paid by the Indemnifying Party. If no such notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, the Indemnified Party shall, at the expense of the Indemnifying Party, undertake the defense of (with counsel selected by the Indemnified Party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnifying Party, then the Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

(c)  With respect to non-third party claims, if within 20 days after receiving the notice described in clause (a) above, the Indemnifying Party does not give written notice to the Indemnified Party that it contests such indemnity claim, the amount of indemnity payable for such claim shall be as set forth in the Indemnified Party’s written notice. If the Indemnifying Party provides written notice to the Indemnified Party within such 20-day period that it contests such indemnity, the Indemnified Party and the Indemnifying Party shall attempt in good faith to reach an agreement with regard thereto within 30 days after delivery of the Indemnifying Party’s written notice. If the Indemnified Party and the Indemnifying Party cannot reach agreement within such 30-day period, the matter shall be submitted to a mutually agreeable third party for binding arbitration. If the parties cannot reach agreement with respect to the selection of such third party, the matter shall be submitted to J.A.M.S./ENDISPUTE for binding arbitration in Boston, Massachusetts under the rules of practice and procedure of such organization in such city. In any event, the costs of such arbitration shall be split equally between the Indemnified Party and the Indemnifying Party.

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SECTION 12.   MISCELLANEOUS.

12.1.  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)  This Agreement shall be construed under and governed by the internal laws of The Commonwealth of Massachusetts without regard to its conflict of Laws provisions.

(b)  For the purposes of establishing the parties’ rights hereunder, each party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts located in the City of Boston and of the courts of the United States of America located in the City of Boston, and each party hereto agrees not to commence any action, suit, proceeding or appeal relating thereto except in such courts. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in accordance with the foregoing sentence, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c)  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

12.2.  Bulk Sales Laws. Buyer waives compliance by Seller with the provisions of any applicable bulk sales with the transfer of the Subject Assets under this Agreement.

12.3.  Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand; (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) upon the date scheduled for delivery if such notice is sent by a nationally recognized overnight express courier; or (iv) on the date of transmission, if such notice is sent by facsimile transmission, provided that the sender receives written confirmation of receipt (which may be the automatic confirmation printed by the sender’s fax machine). All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO SELLER:                   Epoch Senior Living
51 Sawyer Road
Suite 500
Waltham, MA 02453
Attn: Laurence Gerber and Beth Anderson
Fax: (781) 398-7669

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with a copies to:

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attn: Andrew C. Sucoff, Esq.
Fax: (617) 227-8591

New World Realty Management, LLC
60 Cuttermill Road
Suite 612
Great Neck, NY 11021
Attn: Seth Lipsay and Frank Adipietro
Fax: (516) 465-2801

Paul, Hastings, Janofsky & Walker LLP
Park Avenue Tower
75 East 55th Street
New York, NY 10022
Attn: Gregg Miller, Esq.
Fax: (212) 230-7667

TO BUYER:                    American Retirement Corporation
111 Westwood Place
Suite 200
Brentwood, TN 37027
Attn: W.E. Sheriff
Fax: (615) 221-2269

with a copy to:

Bass, Berry & Sims
315 Deaderick Street
AmSouth Center, Suite 2700
Nashville, TN 37238
Attn: T. Andrew Smith
Fax: (616) 742-2766

Any notice given hereunder may be given on behalf of any party by such party’s counsel or other authorized representatives.

12.4.  Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

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12.5.  Assignability; Binding Effect. Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio. Subject to the foregoing, this Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

12.6.  Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and the other documents and instruments contemplated thereby and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Section” refers to the Section of this Agreement; (v) the word “including” shall mean “including, without limitation;” (vi) the word “or” shall be disjunctive but not exclusive; and (vii) the word “agreement” shall mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The Schedules and Exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and shall be counted from the day immediately following the date from which such number of days are to be counted.

12.7.  Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. For the purposes of executing this Agreement, (a) a document signed and transmitted by facsimile machine or telecopier shall be treated as an original document; (b) the signature of any party on such document shall be considered as an original signature; (c) the document transmitted (or the document of which the page containing the signature or signatures of one of more parties is transmitted) shall have the same effect as a counterpart thereof containing original signatures; and (d) at the request of a party, each party who executed a document and transmitted such document by facsimile machine or telecopier, shall provide such original document to the other party. No party may raise as a defense to the enforcement of this Agreement or any other document required to be delivered in accordance with its terms, including any amendment thereof, that a facsimile machine or telecopier was used to transmit a signature of that party or another party on the Agreement, other document, or amendment.

12.8.  Amendments and Waivers; Effect. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.9.  Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Buyer Indemnified Parties and the Seller Indemnified Parties are express third party beneficiaries of this Agreement.

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12.10.  Time of the Essence. Time is of the essence of this Agreement.

12.11.  Use of Proceeds to Clear Title. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer’s attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which a Facility is located.

12.12.  Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Facilities, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

12.13.  Designee. In order to comply with information reporting requirements of Section 6045(e) of the Code and the Treasury Regulations, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement at or prior to the Closing to designate the Title Company (the “Designee”) as the party who shall be responsible for reporting the contemplated sale of the Subject Assets to the Internal Revenue Service (the “IRS”) on IRS Form 1099-S; (ii) to provide the Designee with the information necessary to complete Form 1099-S; (iii) that the Designee shall not be liable for the actions taken under this Agreement, or for the consequences of those actions, except as they may be the result of gross negligence or willful misconduct on the part of the Designee; and (iv) that the Designee shall be indemnified by the parties for any costs or expenses incurred as a result of the actions taken hereunder, except as they may be the result of gross negligence or willful misconduct on the part of the Designee. The Designee shall provide all parties to this transaction with copies of the IRS Forms 1099-S filed with the IRS and with any other documents used to complete IRS Form 1099-S.

12.14.  Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.15.  Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.16.  Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. Notwithstanding the foregoing to the contrary, the provisions of Section 9.4 shall control over any inconsistent provisions of this Section 12.16.

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12.17.  Certain Defined Terms. For purposes of the Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise. For all purposes of this Agreement, East-West HR LLC and its members, directors and officers shall all be deemed Affiliates of Seller.

“Business Day” means any day of the year on which national banking institutions in The Commonwealth of Massachusetts are open to the public for conducting business and are not required to close.

“Closing Escrow Agent” means Chicago Title Insurance Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Governmental Authority” means any government, any governmental entity, department, commission, agency, board, authority, official, and any regulatory, administrative or other body or instrumentality, and any court, tribunal, or judicial or arbitral body, whether multinational, national, United States federal, state or local.

“Law” or “Laws” means all laws, statutes, ordinances, rules, regulations, orders, decrees, common law and other requirements having the force of law promulgated by any Governmental Authority, including, without limitation, treaty provisions (including, without limitation, all directives and regulations thereunder), which are applicable to a specified Person, in each case, whether multinational, national, United States federal, state or local, or arising out of or under international treaty or compact (including, without limitation, all directives and regulations thereunder).

“Liability” or “Liabilities” mean any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means, with respect to any asset, any mortgage, lien, license, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or other), assets, liabilities or results of operations of Seller or (b) the ability of the Seller to perform its obligations pursuant to this Agreement and to consummate the transactions contemplated hereby in a timely manner.

“Permitted Liens” means (i) Liens for Taxes or other governmental charges, assessments or levies which are not delinquent, (ii) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business consistent with past practice which do not materially detract from the value of the property encumbered thereby, (iii) minor imperfections of title, conditions, easements and reservations of rights, including easements and reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, encroachments, covenants and restrictions including such matters disclosed on the existing owner’s title policies (not including Monetary Liens); and (iv) subject to the provisions of Section 2.2(a) hereof, any inchoate Liens for ad valorem Taxes. Notwithstanding the foregoing, as of the Closing Date, no Monetary Lien shall be considered to be a Permitted Lien.

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“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including, without limitation, any Governmental Authority.

“Tax”, “Taxes” and “Taxation” means all multinational, national, United States federal, state and local net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, business or windfall profit taxes, customs duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever (including Tax liabilities incurred or borne as a transferee or successor, or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Treasury Regulations” means the regulations, including proposed regulations and temporary regulations, promulgated by the U.S. Department of the Treasury under the Code, as amended.

[Remainder of Page Intentionally Left Blank]

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

SELLER:

EPOCH SL VI, INC.

By:
Name:
Title:

BUYER:

AMERICAN RETIREMENT CORPORATION

By:
Name:
Title:

EXHIBIT A

List of Facilities

Facility
1. Denver Project located in Denver, Colorado
2. Tucson Project located in Tucson, Arizona
3. Roswell Project located in Roswell, Georgia
4. Houston Project located in Houston, Texas
5. Sun City Project located in Sun City, Arizona
6. Overland Park Project located in Overland Park, Kansas
7. Las Vegas Project located in Las Vegas, Nevada
8. Minnetonka Project located in Minnetonka, Minnesota

Exhibit A

EXHIBIT B

Legal Description of Land

(attached)

Exhibit B

EXHIBIT C

Form of Deposit Escrow Agreement

Escrow Officer:
Escrow No.:
Phone No.:
Facsimile No.:
Date:

TO:	Chicago Title Insurance Company (“Title Company”)
Suite 805
75 Federal Street
Boston, MA 02110

The amount of US$5,000,000.00 (such amount, together with interest, if any, earned thereon is collectively referred to as the “Escrow Deposit”) is being deposited in escrow with the Title Company by American Retirement Corporation (the “Buyer”) under that certain Purchase and Sale Agreement (as the same may be amended from time to time, the “Agreement”) dated September 8, 2005, by and between Buyer and Epoch SL VI, Inc. (the “Seller”).

As escrowee, you are hereby directed to hold, deal with and dispose of the Escrow Deposit in accordance with the following terms and conditions (the “Escrow Instructions”):

1. You are to hold the Escrow Deposit until: (i) you are in receipt of a joint order by the undersigned Seller and Buyer as to the disposition of the Escrow Deposit; or (ii) you are in receipt of a written demand (the “Demand”) from either Seller or Buyer for the payment of the Escrow Deposit or any portion thereof. Upon receipt of any Demand (other than a Demand from Buyer as provided in Section 6.4 of the Agreement prior to the Inspection Period Expiration), you are directed to so notify the other party, enclosing a copy of the Demand. If within five (5) days after the non-demanding party has received or is deemed to have received your notice of your receipt of the Demand, you have not received from the non-demanding party its notice of objection to the Demand, then you are to disburse the Escrow Deposit as requested by the Demand. If within said five-day period you receive from the non-demanding party its notice of objection to the Demand, then you are to continue to hold the Escrow Deposit until you are in receipt of a joint order as aforesaid, but after sixty (60) days you may deposit the Escrow Deposit with a court of competent jurisdiction.

2. Notwithstanding the foregoing, as escrowee, you are hereby expressly authorized and directed to regard and to comply with and obey any and all orders, judgments or decrees entered or issued by any court having jurisdiction over the subject matter hereof, and provided you obey or comply with any such order, judgment or decree of any court, you shall not be liable to either of the parties hereto or any other person or entity by reason of such compliance, notwithstanding any such order, judgment or decree be entered without jurisdiction or be subsequently reversed, modified, annulled, set aside or vacated. In case of any suit or proceeding regarding the Escrow Instructions, to which you are or may at any time be a party, the undersigned Seller and Buyer agree that the non-prevailing party shall pay to you upon demand all reasonable costs and expenses incurred by you in connection herewith.

Exhibit C - Page 1

3. Any escrow fee to be charged by you is to be borne equally by the undersigned Seller and Buyer.

4. As escrowee, you shall invest the Escrow Deposit in an interest-bearing savings or money market account or short term U.S. Treasury Bills or similar cash equivalent securities, as the undersigned Buyer may direct. Any interest earned on the Escrow Deposit, after you deduct your customary investment charges, shall in all events be for Buyer’s benefit.

5. All notices or other communications hereunder shall be in writing and shall be personally delivered or sent by overnight courier (such as Federal Express), by facsimile transmission or by first class United States Mail, postage prepaid, registered or certified (return receipt requested) to the respective addresses for Seller and Buyer as provided for in the Agreement and for escrowee as provided herein. A notice is given on the date it is personally delivered, sent by overnight courier or facsimile transmission, or deposited with the United States Mail for delivery as aforesaid. A notice is received on the date it is personally delivered, the day after sent if sent by overnight courier or facsimile transmission or, if sent by mail as aforesaid, on the date noted on the return receipt.

6. The Escrow Instructions are being entered into to implement the Agreement and shall not (nor be deemed to.) amend, modify or supersede the Agreement or act as a waiver of any rights, obligations or remedies set forth therein; provided, however, that you may rely solely upon the Escrow Instructions.

7. The duties of the Title Company shall be determined solely by the express provisions of the Escrow Instructions and are purely ministerial in nature. If there is any dispute between the parties hereto as to whether or not the Title Company is obligated to disburse or release the funds held under and pursuant to the Escrow Instructions, the Title Company shall not be obligated to make such disbursement or delivery, but in such event shall hold the funds until receipt by the Title Company of an authorization in writing signed by all persons having an interest in said dispute, directing the disposition of the funds, or in the absence of such authorization, the Title Company shall hold the funds until a final determination of the rights of the parties in an appropriate proceeding (a “Final Determination”). If such written authorization is not given, or proceedings for such determination are not begun and diligently continued, the Title Company may, but is not required to, retain counsel and bring an appropriate action or proceeding for leave to deposit the funds pending such determination. The Title Company shall be reimbursed for all costs and expenses incurred by it in connection with such action or proceeding, including reasonable attorneys’ fees and disbursements, by the parties hereto. Upon delivery of the funds as provided herein, the Title Company shall have no further liability hereunder. If threatened with litigation, the Title Company is hereby authorized by the undersigned to interplead all interested parties in any court of competent jurisdiction and to deposit the funds with the clerk of the court, and thereupon the Title Company shall be fully relieved and discharged of any further responsibility under the Escrow Instructions.

8.  The Title Company shall not be liable for any mistake of fact or error of judgment or any acts or omissions of any kind unless caused by its willful misconduct or gross negligence. The parties hereto each release the Title Company from liability for any act done or omitted to be done by the Title Company in good faith (and without gross negligence or willful misconduct) in the performance of its obligations and duties hereunder. The Title Company shall be entitled to rely on any instrument or signature believed by it to be genuine and may assume that any person purporting to give any writing, notice, or instruction in connection with the Escrow Instructions is duly authorized to do so by the party on whose behalf such writing, notice, or instruction is given.

Exhibit C - Page 2

9.  The undersigned hereby jointly and severally indemnify the Title Company for and hold it harmless against any loss, liability, or expense incurred without negligence or bad faith on the part of the Title Company arising out of or in connection with the acceptance of or the performance of its duties under the Escrow Instructions, as well as the costs and expenses, including reasonable attorneys' fees and disbursements, of defending against any claim or liability arising under the Escrow Instructions.

10.  The Escrow Instructions may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.  The Escrow Instructions may not be changed or modified except as agreed in a writing signed by each of the parties hereto. The Escrow Instructions shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

[Remainder of Page Intentionally Left Blank]

Exhibit C - Page 3

Agreed and Acknowledged this ____ day of September, 2005.

SELLER:

EPOCH SL VI, INC.

By:
Name:
Title:

BUYER:

AMERICAN RETIREMENT CORPORATION

By:

ESCROW AGENT:
CHICAGO TITLE INSURANCE COMPANY

By:
David J. Buczkowski
Assistant Vice President and Commercial
Underwriting Counsel

Exhibit C - Page 4

EXHIBIT D

Form of Bill of Sale

EPOCH SL VI, Inc., a Delaware corporation (“Seller”), for good and valuable consideration paid to it, receipt and sufficiency of which is hereby acknowledged, and notwithstanding that the following property may be conveyed by separate and specific transfer documents, by these presents, does hereby sell, convey, transfer, assign and deliver unto American Retirement Corporation, a Tennessee corporation (“Buyer”), pursuant to the Purchase and Sale Agreement by and between Seller and Buyer dated as September __, 2005 (as the same may have been amended from time to time, the “Purchase Agreement”), all of its rights, title and interest in and to the Subject Assets (as defined in the Purchase Agreement).

TO HAVE AN TO HOLD, the Subject Assets unto Buyer and its successors and assigns, to and for its or their use forever,

If requested, Seller shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by the Purchase Agreement and to vest in Buyer the Subject Assets.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be signed by its duly authorized officer as of ____________, 2005.

SELLER:

EPOCH SL VI, INC.

By:
Name:
Title:

[Remainder of Page Intentionally Left Blank]

Exhibit D - Page 1

STATE OF	)
	)	SS.
COUNTY OF	)

I, _____________________, a notary public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that ______________________ personally known to me to be the __________________ of _______________________________________, a _________, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such _____________, he/she signed and delivered the said instrument, pursuant to authority, given by the Board of Directors of said corporation as his/her free and voluntary act, and as the free and voluntary act of said corporation, for the uses and purposes herein set forth.

GIVEN under my hand and official seal this _____ day of ___________,2005.

Notary Public

My Commission Expires:

Exhibit D - Page 2

EXHIBIT E

Form of Assignment and Assumption Agreement

This Assignment and Assumption Agreement (the “Agreement”) is entered into as of the ___ day of _________, 2005, by and between EPOCH SL VI, Inc., a Delaware corporation (“Assignor”), and American Retirement Corporation, a Tennessee corporation (“Assignee”).

W I T N E S S E T H:

WHEREAS, this Agreement is being delivered pursuant to a Purchase and Sale Agreement by and between Assignor and Assignee dated as of September __, 2005 (as the same may have been amended from time to time, the “Purchase Agreement”) by which Assignor is selling to Assignee substantially all of the assets of Assignor’s business; and

WHEREAS, Assignee has agreed to assume certain specified liabilities and obligations of Assignor as described below.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in the Purchase Agreement and for other good and valuable consideration set forth in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged and accepted, and upon the terms and subject to the conditions set forth in the Purchase Agreement, Assignor does hereby sell, convey, transfer, assign and deliver to Assignee all of the Subject Assets and Assignee does hereby assume the Assumed Liabilities. Capitalized terms used in this Agreement without definition shall have the meanings given to such terms in the Purchase Agreement. This Agreement is subject to all of the terms and conditions of the Purchase Agreement, as such Purchase Agreement may be amended from time to time.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

Exhibit E - Page 1

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

SELLER:

EPOCH SL VI, INC.

By:
Name:
Title:

BUYER:

AMERICAN RETIREMENT CORPORATION

By:
Name:
Title:

Exhibit E - Page 2

EXHIBIT F

Form of Indemnification Escrow Agreement

(Attached)

Exhibit F

EXHIBIT G

Form of FIRPTA Affidavit

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform the Transferee (hereinafter defined) that withholding of tax is not required upon the disposition of a United States real property interest by Epoch SL VI, Inc., a Delaware corporation (the “Transferor”), to American Retirement Corporation, a Tennessee corporation (the “Transferee”), the undersigned, being first duly sworn upon oath, does hereby depose and say, and does hereby certify the following on behalf of the Transferor:

1.  The undersigned is the ____________________ of the Transferor and is familiar with the business of the Transferor;

2.  The Transferor is not a foreign person; that is, the Transferor is not a nonresident alien, a foreign corporation, foreign partnership, foreign trust or foreign estate (as all such terms are defined in the Internal Revenue Code of 1986, as amended, and United States Treasury Department Income Tax Regulations in effect as of the date hereof);

3.  The Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

4.  The Transferor’s United States employer identification number is __________;

5.  The Transferor’s office address and principal place of business is ___________________; and

6.  This certificate and affidavit is made to induce the Transferee to consummate the transactions contemplated by the Transferor and Transferee.

The Transferor understands that this affidavit and certification may be disclosed to the United States Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that he has examined this affidavit and certificate, and to the best of the undersigned’s knowledge and belief, it is true, correct and complete. The undersigned further declares that he has authority to sign this affidavit and certificate on behalf of the Transferor.

Exhibit G - Page 1

This affidavit and certificate is executed and delivered as of the ___ day of _______________, 2005.

a

By:
Name:
Title:

STATE OF	)
	)	SS.
COUNTY OF	)

I, _____________________, a notary public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that ______________________ personally known to me to be the __________________ of _______________________________________, a _________, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such _____________, he/she signed and delivered the said instrument, pursuant to authority, given by the Board of Directors of said corporation as his/her free and voluntary act, and as the free and voluntary act of said corporation, for the uses and purposes herein set forth.

GIVEN under my hand and official seal this _____ day of ___________,2005.

Notary Public

My Commission Expires:

Exhibit G - Page 2